                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          STERLING BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

 Michael A. Roy, General Counsel, Sterling Bancshares, Inc., 15000 Northwest
                         Freeway, Houston, TX  77040
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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



================================================================================

1997
NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT

================================================================================



MONDAY, APRIL 21, 1997
AT 1:30 P.M. LOCAL TIME
STERLING BANK
MANGUM OFFICE
2201 MANGUM ROAD
HOUSTON, TEXAS  77092

                           STERLING BANCSHARES, INC.
                            15000 NORTHWEST FREEWAY
                              HOUSTON, TEXAS 77040

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders (the "Meeting") of Sterling Bancshares, Inc. (the "Company") will be held at Sterling Bank's Mangum Office, 2201 Mangum Road, Houston, Texas, at 1:30 p.m., Houston time, on Monday, April 21, 1997, for the following purposes:

         1. To elect four Class II directors for a term of three years ending at the 2000 Annual Meeting of Shareholders, and until their successors shall have been elected and qualified.

         2. To authorize an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $1.00 per share, from 20,000,000 to 30,000,000 shares.

         3. To act on such other business as may properly come before the Meeting or any adjournment thereof.

     The close of business on March 14, 1997 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the annual meeting, a complete list of shareholders entitled to vote at the Meeting will be open to the examination of any shareholder during ordinary business hours at the executive offices of the Company, 15000 Northwest Freeway, Houston, Texas 77040. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     You are cordially invited and urged to attend the Annual Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy and return it promptly in the enclosed envelope.
If you attend the Meeting, you may, if you wish, vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.


                                        Michael A. Roy
                                        Secretary

March 21, 1997


                            YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           STERLING BANCSHARES, INC.

                                PROXY STATEMENT

           SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

GENERAL


     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Sterling Bancshares, Inc., a Texas corporation (the "Company"), for use at the 1997 Annual Meeting of Shareholders (the "Meeting") to be held on Monday, April 21, 1997, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on March 14, 1997 (the "Record Date") are entitled to notice of the Meeting and to vote at the Meeting. On the Record Date, there were 12,001,400 shares of Common Stock outstanding and entitled to vote. The total outstanding shares of Common Stock reflects the results of the three-for-two stock split that the Company effected on February 24, 1997, in the form of a 50% stock dividend.



     The Company's principal executive offices are located at 15000 Northwest Freeway, Houston, Texas 77040. This proxy statement and proxy are first being mailed to shareholders on or about March 25, 1997.


VOTING

     Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to elect the Class II nominees to the Board of Directors. The affirmative vote of two-thirds of the outstanding shares of Common Stock represented at the Meeting is required to approve the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock. If a share of Common Stock is represented for any purpose at the Meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Shares with respect to which authority is withheld, abstentions, and Broker Shares that are not voted are treated as shares as to which voting authority has been withheld by the holder of those shares and, therefore, as shares not voting on the proposal.

REVOCABILITY OF PROXIES

     The accompanying proxy, even though executed and returned, may be revoked at any time prior to being voted by notifying the Secretary in writing or by appearing in person and voting at the Meeting.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated therefor, or by a proxy solicitation service that may be engaged at the expense of the Company.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report to Shareholders does not constitute a part of the proxy solicitation material.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors currently consists of 16 directors.   In accordance
with the Company's Restated By-Laws, the members of the Board of Directors are divided into three classes, Class I, Class II, and Class III, respectively. Pursuant to the Company's Restated By-Laws, the members of each class are elected for a term of office expiring at the third succeeding annual meeting of shareholders following their election and until their successors are duly elected and qualified. The Company's Restated By-Laws provide further that the classes shall be as nearly equal in number as possible. The term of office of the Class II directors expires at the Meeting. The Class III and Class I directors are serving terms that expire at the annual meeting of shareholders in 1998 and 1999, respectively. The four Class II nominees, if elected at the Meeting, will serve until the Company's 2000 annual meeting of shareholders and until their respective successors are elected.


The Board has nominated four individuals for election as Class II directors at the Meeting: James M. Clepper, James J. Kearney, Raimundo Riojas, and Cuba Wadlington, Jr. Two of the nominees have served as Class II directors since the 1995 annual meeting of shareholders, namely Messrs. Kearney and Riojas. Mr. Wadlington was appointed to fill a vacancy on the Board in January 1997. Mr. Clepper is standing for election for the first time at the Meeting.


     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE AS CLASS II DIRECTORS. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE AS CLASS II DIRECTORS.

     Shareholders may not cumulate their votes in the election of directors. The four Class II nominees receiving the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting will be elected to the Board. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. If any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted "FOR" the remainder of the listed nominees and for such other nominees as may be designated by the Board as replacements for those who become unavailable. Discretionary authority to do so is included in the proxy.

     The following table sets forth certain information concerning the persons who have been nominated for election as Class II directors and the other current directors of the Company, other than Class II whose terms expire at the Meeting and who have not been nominated for reelection.

                                                                                DIRECTOR    DIRECTOR
             NAME                         DESCRIPTION                AGE         SINCE        CLASS
             ----                         -----------                ---         -----        -----
 C. P. Bryan, Jr. (3)(5)(6)     Executive Vice President and          46          1980      Class III
                                director of the Company and
                                Vice Chairman of Sterling Bank
 John H. Buck (1)(4)            Director                              54          1996      Class I

 James M. Clepper               Nominee for Director                  51           -        Class II
 Walter P. Gibbs, Jr. (1)       Director                              64          1994      Class I

 Mark T. Giles (1)(3)           President and director of the         42          1995      Class III
                                Company and Sterling Bank
 Bruce J. Harper (2)            Director                              62          1996      Class I

 Glenn H. Johnson (2)           Director                              56          1990      Class I
 James J. Kearney (3)           Director                              54          1995      Class II

 C. Frank Kurtin                Director                              68          1995      Class III
 George Martinez (1)(3)(5)      Chairman and Chief Financial          55          1980      Class III
                                Officer of the Company and
                                Sterling Bank

 Russell I. Orr (2)             Director                              62          1993      Class I
 Christian A. Rasch             Director                              34          1996      Class I

 Steven F. Retzloff (1)(4)      Director                              40          1988      Class III
 Raimundo Riojas                Director                              57          1994      Class II

 Cuba Wadlington, Jr.           Director                              53          1997      Class II
----------------

(1)  Member of the Executive Committee
(2)  Member of the Audit Committee
(3)  Member of the Asset/Liability Management
(4)  Member of the Compensation Committee
(5)  Member of the Director Compensation Committee
(6)  Member of the Employee Savings Plan Committee

     The following is a brief biographical summary of the directors and executive officers of the Company.

     C. P. Bryan, Jr. (Class III) has been Executive Vice President of the Company since February 1989 and Vice Chairman of Sterling Bank since December 1989. He is also Chief Executive Officer of the Champions Office of Sterling Bank. He was Chairman and President of Sterling Bank from January 1989 to December 1989 and President of Jersey Village Bank from January 1985 to January 1989.

     John H. Buck (Class I) has been a partner since 1990 in the Houston law firm of Buck, Keenan & Owens, LLP.

     James M. Clepper (Nominee for Class II director) has been since 1986 the President, Chief Executive Officer and sole shareholder of Southwest Solvents & Chemicals, an independent chemical distributor based in Houston, Texas.

     Walter P. Gibbs, Jr. (Class I) is retired. He was Chairman of the Sterling Bank Mangum Office from March 1994 to July, 1995. From 1970 to March 1994, Mr. Gibbs was the President of Guardian Bancshares, Inc. and its subsidiary, Guardian Bank, prior to the merger of Guardian Bancshares, Inc. with the Company in March 1994.

     Mark T. Giles (Class III) has been President of the Company and Sterling Bank since January 1995. He was formerly President of Charter Bancshares, Inc., from 1988 to 1995 and President/Chief Executive Officer of Charter National Bank - Houston from 1989 to 1995. He also served as director of Charter Bancshares, Inc. and its subsidiary banks for more than the five years preceding the date he joined Sterling Bank.

     Bruce J. Harper (Class I) has been since 1962 the President and Chief Executive Officer of Harper & Pearson Company, CPAs, an accounting and consulting firm in Houston, Texas, with emphasis on serving financial institutions and owner-managed businesses.

     Glenn H. Johnson (Class I) has been a partner in the Houston law firm of Johnson & Wurzer since 1973.

     James J. Kearney (Class II) has been since 1974 Senior Vice President and Director of the Private Client Group for the Houston, Texas office of Cowen & Co., a New York Stock Exchange investment banking and securities brokerage firm.

     C. Frank Kurtin (Class III) has been a business and banking consultant since October 1995. From February 1990 to September 1995, he was the Treasurer, Chief Financial Officer and Secretary of the Company.

     George Martinez (Class III) has been Chairman of the Company since 1994, Chairman of Sterling Bank since December 1989, and Chief Financial Officer of the Company and Sterling Bank since January 1997. Prior to 1994, Mr. Martinez was President of the Company.

     Russell I. Orr (Class I) has been a certified public accountant practicing in Houston, Texas with his own firm, Orr & Co., since 1976.

     Christian A. Rasch (Class I) has been a Director of Sucsova Investments Corp., an investment company with interests primarily in agricultural, trading and financial enterprises, for the past five years.

     Steven F. Retzloff (Class III) has been President of Retzloff Industries, Inc., a manufacturer of trailers based in Houston, Texas, for the past five years.

     Raimundo Riojas (Class II) has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E. I. Dupont de Nemours engaged in the distribution of agricultural chemical products, for the past five years.

     Cuba Wadlington, Jr. (Class II) has been Senior Vice President, General Manager and Director of Transcontinental Gas Pipe Line Corporation since 1995. From 1988 to 1995, he served as Senior Vice President and General Manager of

Williams Western Pipeline Company and Executive Vice President of Kern River Gas Transmission Company. Mr. Wadlington was elected to the Board on January 27, 1997, to fill an open position in the Class II directors.


     ADVISORY DIRECTORS. Thomas B. McDade, who has handled personal investments since retiring from his position as Vice Chairman and a director of Texas Commerce Bancshares, Inc., serves as an advisory director of the Company. The Company anticipates that at its annual organizational meeting to be held following the Meeting the Board of Directors will reappoint Mr. McDade and appoint George D. Francklow, Jr., a Class II director whose term expires at the Meeting, as advisory directors for the ensuing year.


                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

     COMPENSATION OF DIRECTORS. For the 1996-1997 Board year, which ends on April 20, 1997, non-employee directors and advisory directors of the Company received an annual retainer fee paid as 450 shares of Common Stock (with no additional per-meeting fees), pursuant to the Company's 1995 Non-Employee Director Stock Compensation Plan approved by shareholders on April 17, 1995.
In addition, members of Committees of the Board received an annual committee fee in the form of an additional 675 shares of Common Stock, with no additional per-meeting fees and with no additional fee for serving on more than one committee. The Company also reimburses the directors' travel expenses for attending meetings.

     For the 1997-1998 Board year, the number of shares of Common Stock issuable to non-employee directors and advisory directors for the annual retainer fee was increased from 450 to 675 shares of Common Stock as a result of the three-for-two stock split (effected as a stock dividend) that was distributed by the Company on February 24, 1997. Similarly, the number of shares of Common Stock issuable for the annual committee fee was increased from 675 shares to 1,012 shares. There are no additional per-meeting fees and no additional fee for serving on more than one committee. Using the closing price of the Common Stock on February 28, 1997 of $15.00 per share, the annual retainer fee payable to a non-employee director would be $10,125 and the fee for serving on one or more committees would be an additional $15,180, for a total of $25,305. Directors of the Company who are also employees of the Company do not receive fees for attending meetings of the Board of Directors.

     BOARD OF DIRECTORS. During 1996, the Board of Directors met five times. All directors attended 75 percent or more of the meetings of the Board of Directors and of the Committees of the Board on which they served during 1996.

     EXECUTIVE COMMITTEE. The directors who serve on the Executive Committee are John H. Buck, Walter P. Gibbs, Jr., Mark T. Giles, George Martinez, and Steven F. Retzloff. In addition, Thomas McDade, an advisory director of the Company, and Howard Tellepsen, a member of the board of directors of Sterling Bank, serve on the Executive Committee. The primary function of the Executive Committee is to review the Company's performance and condition between board meetings, approve mergers and acquisitions, policies and nominations to the Board, and evaluate management. The Executive Committee met eight times during 1996.

     AUDIT COMMITTEE.  The directors who serve on the Audit Committee are Bruce
J. Harper, Glenn H. Johnson and Russell I. Orr. The primary function of the Audit Committee is to direct and monitor the internal audit function and to make recommendations regarding the selection the Company's auditing firm. The Audit Committee met eight times during 1996.

     COMPENSATION COMMITTEE. The directors who serve on the Compensation Committee are John H. Buck and Steven F. Retzloff. In addition, Thomas McDade and Howard Tellepsen also serve on the Compensation Committee. The primary function of the Compensation Committee is to develop, review, and make recommendations to the full Board with respect to the Company's executive compensation policies and to make awards under the 1994 Stock Incentive Plan. The Compensation Committee met five times during 1996.

     ASSET/LIABILITY MANAGEMENT COMMITTEE. The directors who serve on the Asset/Liability Management Committee are C. P. Bryan, Jr., Mark T. Giles,
James J. Kearney and George Martinez. In addition, Daryl D. Bohls and Seth A. McMeans, officers of the Company, as well as Jack H. Herndon, an advisory director of Sterling Bank, are members of the Asset/Liability Management Committee. The primary function of the Asset/Liability Management Committee is to plan and control the process for matching the mix and maturities of assets and liabilities in ways that will provide a favorable and even flow of net interest income while assuming reasonable business risk. The Asset/Liability Management Committee met eight times during 1996.

     DIRECTOR COMPENSATION COMMITTEE. The directors who serve on the Director Compensation Committee are George Martinez and C. P. Bryan, Jr. The primary function of the Director Compensation Committee is the administration of the Company's Non-Employee Director Stock Compensation Plan. The Director Compensation Committee did not meet during 1996 but took certain actions by unanimous written consent in accordance with the Company's Restated By-Laws.

     EMPLOYEE SAVINGS PLAN ADMINISTRATION COMMITTEE. The sole director who serves on the Employee Savings Plan Administration Committee is C. P. Bryan, Jr. In addition, Daryl D. Bohls, James E. Froehlich, Seth A. McMeans and Glenn
W. Rust, officers of the Company and/or Sterling Bank, are members of the Employee Savings Plan Administration Committee. The primary function of the Employee Savings Plan Administration Committee is oversight of the Company's Employee Savings Plan. The Employee Savings Plan Administration Committee did not meet during 1996 but took certain actions by unanimous written consent in accordance with the Company's Restated By-Laws.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The following is a report from the Compensation Committee of the Company describing the policies pursuant to which compensation was paid to executive officers of the Company during 1996.

     The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. John H. Buck, Thomas McDade (advisory director), Steven F. Retzloff and Howard Tellepsen (a director of Sterling Bank) serve on the Compensation Committee. The Compensation Committee prepares a report which sets forth the components of the Company's executive officer compensation program and describes the basis on which the 1996 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company.

     The Company believes that compensation of its executive officers should reflect and support the Company's strategic goals, the primary goal being the creation of long-term value for the Company's shareholders while protecting the interests of the depositors of the Company's subsidiary bank. The Compensation Committee believes that these goals are best supported by rewarding individuals for outstanding contributions to the Company's success and by compensating its executive officers competitively with the compensation of similarly situated executive officers.

     The Compensation Committee currently implements a base salary structure in concert with an incentive compensation program which is based on the Company's performance. The base salary levels are determined through comparisons of salary levels of executive officers of bank holding companies of similar size. In addition, the Compensation Committee takes into account individual experience and performance and specific issues particular to the Company.

     The Company, as a result of a recommendation from the Compensation Committee, has adopted an incentive compensation program (the "Incentive Program") for officers of its subsidiary bank, including the named executive officers of the Company. The Incentive Program, the components of which are reviewed annually by the Compensation Committee, is subject to approval annually in December by the Board of Directors of Sterling Bank, and provides that officers will receive incentive compensation equal to a designated percentage of the Company's earnings in excess of earnings needed to provide a minimum specified return on equity ("ROE"). As in 1995, for 1996 this minimum threshold of earnings is 12% ROE, with 27% of earnings above the 12% ROE threshold being used to fund the Incentive Program. The entire incentive compensation fund is allocated among all of the officers based on a point system relating to salary, level of responsibility, individual performance and, where applicable, bank office performance.

     In addition, each of the named executive officers are participants in the Company-wide employee savings plan (the "Savings Plan"), which includes profit sharing contributions by the Company. The Board of Directors determines the amount, presently set at 10% of current or accumulated profits before taxes, to be contributed to the Savings Plan on behalf of the participants with respect to a given taxable year. Profit sharing contributions are allocated to participant accounts based on the ratio which the compensation of each participant bears to the compensation of all participants eligible to participate in the Savings Plan. In 1996, the Company adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") to enable eligible participants, including the named executive officers of the Company, to make and receive contributions on a tax deferred basis which they are otherwise precluded from having credited to their Savings Plan accounts under applicable regulations of the Internal Revenue Service.

     Finally, each of the named executive officers may be selected to participate in the Company's 1994 Stock Incentive Plan. During 1996, pursuant to the Stock Incentive Plan, options for the purchase of shares of the Company's Common Stock were granted to the following executive officers: (1) Mr. Giles received options to purchase 22,500 shares; and (2) Mr. Bohls received options to purchase 1,500 shares. Option share amounts noted above have been adjusted to reflect both three-for-two stock splits (effected as a stock dividend) that were implemented in February 1997.

     Compensation for each of the named executive officers, as well as other senior executives, consists of a base salary and incentive compensation. The Committee will continue to monitor the salary levels of the named executive officers to ensure that the components of compensation are consistent with the Company's objectives. Generally, the amounts received by the named executive officers from the Incentive Program exceeded 20% of their 1996 compensation. The amounts contributed by the Company to the Savings Plan and the Deferred Compensation Plan accounts of the named executive officers for fiscal year 1996 totaled $114,628.


     In reviewing the 1996 compensation of Mr. Martinez, the Company's Chairman, the Compensation Committee reviewed his compensation history, executive compensation survey data, and comparative performance information. Upon recommendation by the Compensation Committee, the Board of Directors of Sterling Bank set Mr. Martinez' salary for 1996 at $172,000. Mr. Martinez participates in the Incentive Program along with all other officers. From the Incentive Program in 1996, Mr. Martinez earned a bonus of $64,745 resulting in over 25% of his 1996 compensation being dependent on the success of the Company. The amount contributed by the Company to the Savings Plan and Deferred Compensation Plan account of Mr. Martinez in fiscal year 1996 was $30,227. The Compensation Committee believes that Mr. Martinez' total compensation is reasonable and competitive based upon compensation survey data and comparative performance information.


Date:  March 1, 1997                    The Compensation Committee:
                                        ---------------------------
                                        John H. Buck
                                        Thomas McDade
                                        Steven F. Retzloff
                                        Howard Tellepsen

COMPENSATION COMMITTEE INTERLOCKS

  During 1996, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return indices of the NASDAQ Stocks (US) Index and the NASDAQ Bank Stocks Index for the period between October 1992 and December 31, 1996. The historical stock price performance for the Company's stock shown on the graph below is not necessarily indicative of future stock performance. The information on the Company's Common Stock has been adjusted to reflect the three-for-two stock splits (effected as stock dividends) that were implemented in February 1995 and February 1996.

             COMPOSITE OF PARTIAL PERIOD CUMULATIVE TOTAL RETURN *
        THE NASDAQ NMS COMPOSITE INDEX, THE NASDAQ COMPOSITE BANK INDEX
                                      AND
                           STERLING BANCSHARES, INC.



                                         10/30/92    12/31/92    12/31/93    12/31/94     12/31/95    12/31/96
                                         --------    --------    --------    --------     --------    --------
Sterling Bancshares                       100.00      113.73      141.53      142.80       219.30      361.99
Nasdaq NMS Composite                      100.00      112.00      128.04      124.92       175.57      216.27
Nasdaq Composite Bank Index               100.00      111.48      144.21      145.81       211.15      266.38


   * Sterling Bancshares, Inc. became a publicly traded and reporting company effective October 22, 1992. Assumes that the value of the investment in Sterling Bancshares, Inc., and each index, was $100 on October 30, 1992 and that all dividends were reinvested.

                           SUMMARY COMPENSATION TABLE

The following table sets forth for 1996, 1995 and 1994 the compensation of (i) the Chief Executive Officer of the Company, and (ii) the other four most highly compensated officers of the Company or its bank subsidiary who were serving in such position at the end of 1996.

                           SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                              Annual Compensation (1)      Compensation
     Name and                                 -----------------------      ------------         All Other
     Principal Position              Year     Salary           Bonus       Stock Options(2)   Compensation (3)
     ------------------              ----     ---------        -----       -----------------  ----------------
     George Martinez                 1996     $172,000         $64,745              0             $30,227
       Chairman and Chief            1995      156,000          56,789         60,173              17,591
       Financial   Officer           1994      150,000          40,959              0              24,948

     Mark T. Giles (4)               1996     $165,000         $62,187         22,500              $28,608
       President                     1995      150,000          23,519         37,500              23,073

     C. P. Bryan, Jr.                1996     $130,000         $45,994              0             $22,612
       CEO, Champions Office         1995      125,000          45,458         38,573              22,687
       Sterling Bank                 1994      120,000          32,332              0              19,852

     Daryl D. Bohls                  1996     $110,500         $37,756          1,500             $14,726
       CEO, Gulf Freeway Office      1995      106,900          39,072              0
       Sterling Bank                 1994      102,800          28,488              0             16,980

     Brooks S. Boyd                  1996     $101,500         $42,892              0            $18,355
       CEO, Westheimer Office        1995       95,700          47,918         29,531             21,481
       Sterling Bank                 1994       92,000          25,522              0             15,072
     ----------------

(1) Other annual compensation provided to the named executive officers during 1996, 1995, or 1994 did not exceed the disclosure requirements of the rules promulgated by the Securities and Exchange Commission.

(2) Adjusted to reflect the three-for-two stock split that was effected on February 24, 1997.

(3) The amounts in this column reflect the Company's contribution to the Employee Savings Plan of the named executive officers during 1996, 1995 and 1994, together with the Company's contribution for 1996 to their Deferred Compensation Plan accounts. Such amounts, however, do not include (i) trust forfeitures occurring under the terms of the Employee Savings Plan, (ii) earnings on the undistributed balances held pursuant to the Employee Savings Plan for the benefit of participants, or (iii) term life insurance premiums paid by the Company for the benefit of the named executive officers. The amount of such life insurance premiums for 1996 were as follows, with comparable amounts having been paid in prior reported periods: Martinez ($398), Giles ($398), Bryan ($388), Bohls ($330), and Boyd ($304).

(4) Mr. Giles was not an officer, director or employee of the Company prior to 1995.

                               STOCK OPTION PLANS

         The Company currently maintains the 1994 Stock Incentive Plan (the "Plan") for all of its officers and key employees which is administered by the Compensation Committee. Under the Plan, which expires in 2004, the Company may grant qualified or non-qualified stock options to eligible employees, or may issue performance shares. An aggregate of 1,181,250 shares (adjusted for the three-for-two stock split effected on February 24, 1997), including 84,375 shares issuable as performance shares, of the Company's Common Stock has been reserved for issuance under the Plan. During 1996, stock options for the purchase of a total of approximately 146,000 shares of the Company's stock were issued to 23 employees.


     OPTION GRANTS TABLE

   The following table sets forth information concerning the grant of stock options during 1996 to the Company's Chief Executive Officer and the named executive officers in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                    Individual Grants
                             ------------------------------                    Potential Realizable
                          Number of    Percentage                                Value at Assumed
                          Securities    of Total                               Annual Rate of Stock
                          Underlying    Options                               Price Appreciation for
                            Options    Granted to    Exercise                    Option Term($)(3)
                           Granted     Employees       Price      Expiration  ----------------------
 Name                     (Shares)(1)  in 1996(2)    ($/Share)       Date         5%          10%
 ----                     -----------  ----------    ---------       ----         --          ---
      George Martinez             0        -             -            -           -            -
      Mark T. Giles          22,500      15.4%         $8.92       2/25/06      $126,225     $319,950
      C. P. Bryan, Jr.            0        -             -            -           -

      Daryl D. Bohls          1,500       1.0%         $8.92          -           -            -
      Brooks S. Boyd              0        -             -         2/25/06        $8,415      $21,330
     -----------


(1) The options granted in 1996 vest over four years at the rate of 25% per year on each anniversary of the date of grant. The number of options have been restated to reflect the three-for-two stock split that occurred in February 1997.


(2) The Company granted options representing approximately 146,000 shares to employees in 1996, as adjusted for the three-for-two stock split paid on February 24, 1997.


(3) These amounts represent certain assumed rates of appreciation based on actual option term and annual compounding from the date of grant. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth information concerning the exercise of stock options during 1996 by the Company's Chief Executive Officer and the named executive officers set forth in the Summary Compensation Table, and the fiscal year-end value of unexercised options.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES



                                                       Number of Unexercised       Value of Unexercised In-the-
                                                             Options at                  Money Options at
                          Shares                        December 31, 1996 (1)        December 31, 1996 (1)(2)
                       Acquired on       Value      ----------------------------  ----------------------------
      Name             Exercise(#)    Realized($)   Exercisable    Unexercisable  Exercisable    Unexercisable
      ----             -----------    -----------   -----------    -------------  -----------    -------------
                                                                                                      le
                                                                                                      --
      George Martinez     0              0          15,043           45,130         $111,242      $333,715

      Mark T. Giles       0              0           8,438           47,812           62,394       296,606

      C. P. Bryan, Jr.    0              0           9,643           28,930        71,310          213,929

      Daryl D. Bohls      0              0           5,855            1,500        65,265            5,495

      Brooks S. Boyd      0              0           7,383           22,148        54,595          163,784

     -----------------

(1) Adjusted to reflect the three-for-two stock split that was effected on February 24, 1997.

(2) An option is "in the money" if the market value of the Common Stock (based on the Nasdaq closing price of $12.58 on December 31, 1996, as adjusted for the stock split referred to in Note 1 above) exceeds the exercise price of the option.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of the Record Date. The table also shows information concerning beneficial ownership by all directors and board nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the sole right to acquire within 60 days through the exercise of any stock option or right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

                                                    Amount and Nature of          Percent of
              Name of Beneficial Owner              Beneficial Ownership             Class
              ------------------------              --------------------             -----
              A. F. Retzloff                          926,428 (1)                    7.5%
                13955 FM 529
                Houston, Texas  77041
              Steven F. Retzloff                      760,125 (2)                    6.2%
                13955 FM 529
                Houston, Texas  77041
              Retzloff Industries, Inc.               755,727                        6.1%
                13955 FM 529
                Houston, Texas  77041
              Daryl D. Bohls                           69,565 (3)                      *
              Brooks Boyd                             117,391 (4)                      *
              C. P. Bryan, Jr.                         19,294 (5)                      *
              John H. Buck                              1,687                          *
              James M. Clepper                              0                          -
              George D. Francklow, Jr.                284,450 (6)                    2.3%
              Walter P. Gibbs, Jr.                    223,837 (7)                    1.8%
              Mark T. Giles                            60,000 (8)                      *
              Bruce J. Harper                               0                          *
              Glenn H. Johnson                        132,975 (9)                    1.1%
              James J. Kearney                         13,500                          *
              C. Frank Kurtin                          46,160 (10)                     *
              George Martinez                         498,372 (11)                   4.0%

                                                    Amount and Nature of          Percent of
              Name of Beneficial Owner              Beneficial Ownership             Class
              ------------------------              --------------------             -----
              Russell I. Orr                           27,675                          *
              Wayne C. Owen                            31,681                          *
              Christian A. Rasch                      543,300 (12)                   4.4%
              Raimundo Riojas                         152,407 (13)                   1.2%
              Cuba Wadlington, Jr.                          0                          -
              All directors and executive
              officers as a group (19 persons)      3,153,120                       25.5%
     ----------------

     *          Indicates less than one percent.

(1) Includes 755,727 shares owned of record by Retzloff Industries, Inc., of which A.F. Retzloff is the Chairman of the Board.

(2) Includes 755,727 shares owned of record by Retzloff Industries, Inc., of which Steven F. Retzloff is the controlling shareholder, President and CEO.

(3) Includes 6,870 shares held individually and in an IRA account by Mr. Bohls' spouse, 1,294 shares owned of record by minor children and stepchildren of Mr. Bohls, and 6,230 shares that can be acquired pursuant to exercise of fully vested outstanding stock options (375 of which vested after December 31, 1996).

(4) Includes 14,765 shares that can be acquired pursuant to exercise of fully vested outstanding stock options (7,382 of which vested after December 31, 1996).

(5) Includes 19,286 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options (9,643 of which vested after December 31, 1996).

(6) Includes 5,905 shares owned by Mr. Francklow's spouse, and 83,295 shares held in the Estate of Mary Ann Francklow, deceased spouse of Mr. Francklow.

(7)  Includes 61,372 shares owned of record by Mr. Gibbs' spouse.

(8) Includes 22,500 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options (14,062 of which vested after December 31, 1996).

(9) Includes 20,250 shares owned of record by the Elliott A. Johnson -- Grandchildren Trust, Glenn H. Johnson, Trustee; 20,250 shares owned of record by the Katherine M. Johnson Marital Trust, Glenn H. Johnson, Trustee; 81,000 shares owned of record by Katherine M. Johnson, Mr. Johnson's mother, and managed by Mr. Johnson under a power of attorney; and 3,375 held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is the controlling shareholder.

(10) Includes 175 shares owned by Mr. Kurtin's spouse.

(11) Includes 30,086 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options (15,043 of which vested after December 31, 1996).

(12) Includes 543,300 shares owned of record by either Sucsova Investments Corp. or Multiflora International, Inc., companies owned by Mr. Rasch and other members of his family.

(13) Includes 152,239 shares owned of record by Kiffas Investment Company, which is principally owned and controlled by Mr. Riojas.

                              CERTAIN TRANSACTIONS

         Certain of the Company's officers and directors are, or have been in the past, customers of the Company's subsidiary bank and its predecessor banks, and some of the Company's officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with such banks, including outstanding loans. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than a normal risk of collectibility or present any other unfavorable features. All credit transactions involving officers and directors, either of the Company or of Sterling Bank, are reviewed and approved by the Loan Committee of Sterling Bank and are disclosed and reviewed monthly in the meetings of the Board of Directors of Sterling Bank.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company has selected Deloitte & Touche LLP as its independent audit firm for fiscal year 1997. Deloitte & Touche LLP has served as the Company's independent audit firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of shareholders at the Meeting.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and holders of more than 10% of the Company's outstanding Common Stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Due to inadvertence in connection with small transactions involving the Company's Common Stock, two directors, Messrs. Gibbs and Rasch, did not timely file reports on Form 4 to reflect changes in their beneficial ownership during 1996. Upon discovery of such inadvertent omission, all such transactions have been reported to the SEC. Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, the Company believes that all other filings required under Section 16(a) of the Exchange Act have been made.

        PROPOSAL TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

         THE PROPOSAL. The Board of Directors is seeking shareholder approval to amend Article 4 of the Company's Articles of Incorporation (the "Articles of Incorporation") to increase the number of authorized shares of Common Stock, par value $1.00 per share ("Common Stock"), of the Company from 20,000,000 to 30,000,000 shares. This proposal has been unanimously approved by the Board of Directors subject to approval by the shareholders of the Company. If the proposed amendment is authorized, the text of the first paragraph of Article 4 of the Articles of Incorporation would be amended to read as follows:

         The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 31,000,000 shares, divided into the following: (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (Preferred Stock); and (ii) 30,000,000 shares of Common Stock, par value $1.00 per share (Common Stock).


         As of the Record Date, 49,500 shares of Series A Convertible Preferred Stock, 38,880 shares of Series B Convertible Preferred Stock, and 12,001,400 shares of Common Stock were outstanding, after giving effect to the three-for-two stock split of the Company's Common Stock (effected as a stock dividend) distributed on February 24, 1997 to holders of record on February 10, 1997. The 49,500 outstanding shares of Series A Convertible Preferred Stock are convertible into a maximum of 139,218 shares of Common Stock and the 38,880 shares of Series B Convertible Preferred Stock are convertible into a maximum of 72,900 shares of Common Stock. The Board has designated 300,000 additional shares of Convertible Preferred Stock in two series which are being offered at the present time pursuant to two private placement securities offerings in connection with the opening of the Fountainview and Cypress Station offices of Sterling Bank. Both additional series of Convertible Preferred Stock have substantially identical terms to the outstanding Series A and

Series B shares. These additional shares of Convertible Preferred Stock will be convertible into a maximum of 375,000 shares of Common Stock. Also, as of the Record Date and after giving effect to the three-for- two split, 1,835,117 shares of Common Stock were reserved for issuance under the Company's stock option plans and Non- Employee Director Stock Compensation Plan. On March 18, 1997, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") to acquire First Houston Bancshares, Inc. ("First Houston") and its subsidiary, Houston National Bank, in a stock-for-stock merger. The Merger Agreement, which is subject to approval of First Houston's shareholders and various banking regulatory authorities, provides that the Company will issue approximately 1.7 million shares of the Company's common stock to the shareholders of First Houston. As a result of the foregoing events and transactions, the Company will have less than four million unreserved and otherwise uncommitted shares of Common Stock available for future issuance.

         REASONS FOR THE PROPOSED AMENDMENT. The proposed increase in the authorized shares of Common Stock has been recommended by the Board of Directors to ensure that an adequate supply of authorized and unissued shares is available for general corporate needs, such as employee benefit plans, the conversion of other securities (such as warrants and preferred stock) that may be issued by the Company, future stock splits, stock dividends and other distributions to shareholders, raising additional capital, financing arrangements, and acquisitions by the Company of other businesses if favorable opportunities become available. Except for issuances of shares of Common Stock pursuant to the Company's stock option and stock compensation plans and except for conversion of the designated series of Convertible Preferred Stock described above, the Company has no present plans, arrangements or understandings to issue any additional shares of Common Stock or Preferred Stock.

         POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT. If approved by the shareholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further shareholder approval (subject to applicable rules of the National Association of Securities Dealers, Inc.), without the delay and expense incident to holding a special meeting of shareholders to consider any specific issuance. However, the rules of the National Association of Securities Dealers, Inc. (applicable to NASDAQ National Market System issuers) generally require shareholder approval in the following situations: (i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial shareholder, or from an entity in which one of such persons has a substantial direct or indirect interest, and the stock issuable in such transaction could result in an increase in the number of shares or voting power of the outstanding shares by 5% or more, (ii) in a transaction or a series of transactions (except for a public offering of Common Stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more, (iii) where the issuance of Common Stock would result in a change of control of the Company, or (iv) in connection with a stock option or purchase plan under which stock may be acquired by officers or directors.

         Current holders of Common Stock have no preemptive rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock.

         In addition, the Board of Directors could use the authorized but unissued shares of Common Stock to create impediments to a takeover or a change of control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock might also be considered as having the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such third party. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt. The Board of Directors is not presently aware of any plans to acquire control of the Company. The Company's Board of Directors has not proposed the amendment to the Articles of Incorporation as an anti-takeover measure.

         REQUIRED VOTE AND RECOMMENDATION. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock and entitled to vote at the Meeting as of the Record Date is required to approve the proposed amendment to the Company's Articles of Incorporation. Abstentions and broker non-votes have the same legal effect as a vote against this proposal.

         THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION.


        SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

         Shareholders of the Company who intend to submit proposals to the Company's shareholders at the next Annual Meeting of Shareholders must submit such proposals to the Company no later than December 21, 1997. Shareholder proposals should be submitted to the Secretary of the Company at 15000 Northwest Freeway, Houston, Texas 77040.

                                 OTHER MATTERS

         The management of the Company knows of no other matters which may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.



                                        By order of the Board of Directors,


                                        Michael A. Roy
                                        Secretary

P R O X Y

                           STERLING BANCSHARES, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL SHAREHOLDER'S MEETING APRIL 21, 1997


The undersigned, hereby revoking all prior proxies, hereby appoints C. P. Bryan, Jr. and Michael A. Roy, and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned, and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 21, 1997 at Sterling Bank's Mangum Office, 2201 Mangum Road, Houston, Texas 77092, and at any adjournment(s) thereof, on all matters coming before said meeting.

                              (change of address)

                   ----------------------------------------

                   ----------------------------------------

                   ----------------------------------------

                   ----------------------------------------
                   (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                        BY USING THE ENCLOSED ENVELOPE

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

[X] Please mark your
    votes as in this
    example.

                                                        FOR       WITHHELD
1. ELECTION OF FOUR CLASS II DIRECTORS                  [ ]          [ ]
   for a three year term ending at the 2000
   Annual Meeting of Shareholders.
   Nominees: James M. Clepper, James J.
   Kearney, Raimundo Riojas, and Cuba
   Wadlington, Jr.

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                                        FOR   AGAINST   ABSTAIN
2. Proposal to Amend the Articles of                    [ ]     [ ]       [ ]
   Incorporation to increase the Authorized
   Shares of Common Stock from 20,000,000 to
   30,000,000 shares.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.


3. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof. Either of the proxies of their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

                                     Change
                                       of     [ ]
                                    Address


SIGNATURE(S) _________________________________________________  DATE __________

SIGNATURE(S) _________________________________________________  DATE __________
(Please sign exactly as your name appears at left. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc., should also so indicate when signing.)